Exhibit 99.1

francesca’s® Announces Appointment of Andrew Clarke to President and Chief Executive Officer

HOUSTON, TEXAS — February 13, 2020 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced the appointment of Mr. Andrew Clarke as the Company’s President and Chief Executive Officer (“CEO”) and as a member of the board of directors, effective March 9, 2020. Mr. Clarke will replace Mr. Michael Prendergast who has served as Interim CEO since February 4, 2019. As part of the Company’s consulting agreement with Alvarez and Marsal (“A&M”), Mr. Prendergast will remain with francesca’s for a period of time to ensure a seamless transition. In addition, A&M’s merchandising, planning and allocation consulting services will continue until those roles are replaced.

Mr. Clarke brings 25 years of specialty retail experience to francesca’s, including five years of c-suite leadership positions with U.S. retailers and 20 years spent at three of Europe’s largest retail groups. Most recently, he served as President of LOFT, a women’s specialty apparel retail brand owned by Ascena Retail Group. Prior to that, Mr. Clarke was EVP, Chief Merchandising Officer at Justice, also owned by Ascena Retail Group. In both roles, he delivered strong sales growth in stores and e-commerce channels through leading digital technology and customer insights initiatives, successfully building a more agile, customer-centric organization. Previously, Mr. Clarke held various merchandising leadership positions at Kmart, Pimkie, a $1 billion women’s fashion brand owned by French retail conglomerate, Mulliez, Marks & Spencer, and New Look Retailers, a $3 billion fast fashion apparel retailer in based in Europe.

“After a thoughtful and extensive search, we are delighted to be welcoming Andrew to lead francesca’s into the next phase of our turnaround,” said Rich Emmett, francesca’s Chairman of the Board. “We believe Andrew’s proven track record in specialty retail, including successful transformation initiatives, combined with his experience across merchandising, sourcing, planning & allocation, and consumer insights, make him an excellent choice to lead the francesca’s Brand. I want to thank Michael for his tremendous contributions toward bringing francesca’s back to its roots and laying a foundation for long-term success. We believe that it is an ideal time to transition the reigns to a permanent and highly capable executive and we are thrilled to have Andrew lead us into our next phase in positioning the Company for consistent profitable growth.”

Mr. Clarke commented, “I am excited to join francesca’s as I have long-admired the Brand. I believe francesca’s offers a highly differentiated business model within the retail landscape with an eclectic boutique format reflecting a diversified assortment of products at very attractive price points. As consumer shopping behavior shifts towards enjoyable treasure hunt shopping experiences, I see tremendous opportunity to build on francesca’s strong DNA to capitalize on its competitive positioning and create a truly exciting and unique customer experience across both our retail stores and e-commerce platforms. I look forward to drawing on my background to deliver top line growth through product and brand strategies as well as improving profitability through disciplined inventory management and continued expense controls.”

Conference Call Information

The Company plans to hold a conference call to discuss its fourth quarter and fiscal year 2019 results on March 24, 2020 at 8:30 a.m. ET. To participate in the call, please dial 1-877-451-6152 and passcode 13699221. To listen to a live webcast via the internet, please visit the investor relations section of the Company's website, www.francescas.com.

In addition, a replay of the call will be available after the conclusion of the call and remain available until March 31, 2020. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13699221. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operated approximately 711 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its new Chief Executive Officer, the risk that the Company may not be able to identify suitably qualified and experienced candidates to add to its Board of Directors; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the SEC on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
IR@francescas.com